Amendment No. 1 to License Agreement
between
Muhammad Ali Enterprises LLC
and
FX Luxury Realty, LLC
     This Amendment No. 1 (“Amendment No. 1”) to the License Agreement by and between MUHAMMAD ALI ENTERPRISES LLC, a California limited liability company, having its principal office at 8105 Kephart Lane, Berrien Springs, Michigan 49103 (“Licensor”), and FX LUXURY REALTY, LLC, a Delaware limited liability company, having its principal office at 650 Madison Avenue, New York, New York, 10022 (“Licensee”) (each, a “party” and collectively, the “parties”), is made and effective as of November 16, 2007 with reference to the following recitals:
RECITALS
     WHEREAS, the parties entered into that certain License Agreement, dated as of June 1, 2007 (the “License Agreement”); and
     WHEREAS, the parties wish to make certain amendments to the License Agreement pursuant to Section 26.07 thereof to extend the payment date for the Guaranteed Minimum Royalty (as defined in the License Agreement) for the calendar year ending December 31, 2007;
     NOW, THEREFORE, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.      Amendment to Section 6.07 of the License Agreement. Section 6.07 of the License Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“Section 6.07 Guaranteed Minimum Royalties. Licensee shall pay Licensor the below guaranteed minimum royalties for each calendar year within thirty (30) days of the end of such calendar year (i.e., by January 30th of the immediately following year) during the Term (“Guaranteed Minimum Royalties”), except that the Guaranteed Minimum Royalty for the calendar year ending December 31, 2007 (the “2007 Guaranteed Minimum Royalty”) shall be due upon the earlier of (i) the date of Licensee’s receipt of funds from the closing of the Rights Offering and, if required, the Back-Stop (each as defined in the Membership Interest Purchase Agreement dated as of June 1, 2007 by and among Licensee, CKX, Inc., and Flag Luxury Properties, LLC, as amended) or (ii) April 1, 2008, provided that if the 2007 Guaranteed Minimum Royalty is paid to Licensor after December 1, 2007 it shall bear interest as set forth in the table below.
The Guaranteed Minimum Royalty shall be non-refundable but actual royalties paid during the applicable calendar year shall be applied against the Guaranteed Minimum Royalty. Notwithstanding any of the foregoing, any direct payments made by a Project Company or other Person that holds a Site License to Licensor shall be applied against the Guaranteed Minimum Royalties due to Licensor hereunder.

Calendar Year	Amount

Calendar year ending December 31, 2007	$1,000,000, plus interest on any amount thereof paid after December 1, 2007, from December 1, 2007 until the date of payment at the following interest rates:

From December 1, 2007 through December 31, 2007 - the then current prime rate as quoted in The Wall Street Journal (the “Prime Rate”) plus 3% per annum;

From January 1, 2008 through January 31, 2008 — the then current Prime Rate plus 3.5% per annum;

From February 1, 2008 through February 29, 2008 - the then current Prime Rate plus 4.0% per annum; and

From and after March 1, 2008 — the then current Prime Rate plus 4.5% per annum.

Calendar year ending December 31, 2008	$1,000,000

Calendar year ending December 31, 2009	$1,000,000

Calendar year ending December 31, 2010	$2,000,000

Calendar year ending December 31, 2011	$2,000,000

Calendar year ending December 31, 2012	$2,000,000

Calendar year ending December 31, 2013	$3,000,000

Calendar year ending December 31, 2014	$3,000,000

Calendar year ending December 31, 2015	$3,000,000

Calendar year ending December 31, 2016	$3,000,000

Every calendar year thereafter during the Term	The Guaranteed Minimum Royalty for the immediately previous calendar year plus five percent (5%)”

2.     Amendment to Section 6.12 of the License Agreement. Section 6.12 of the License Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“Section 6.12 Late Payments. Any past due amount by Licensee whether due pursuant to this Article 6 or any other Section in this Agreement shall bear interest at the then current Prime Rate plus 3% per annum, which is applicable from the due date until the date of payment, provided that any amount of the 2007 Guaranteed Minimum Royalty paid after December 1, 2007 shall bear interest as provided in Section 6.07 hereof. Any outstanding amount found in an audit pursuant to Section 7.02 shall be deemed a “late payment” and shall be subject to the interest described herein.”
3.      Effect of Amendment. Except as expressly set forth in this Amendment No. 1, the License Agreement shall remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligation of the parties thereto.
4.      Governing Law. This Amendment No. 1 and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of California, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each party hereby (i) submits to personal jurisdiction in the State of California for the enforcement of this Amendment No. 1 and (ii) waives any and all personal rights under the law of any state or country to object to jurisdiction within the State of California for the purposes of litigation to enforce this Amendment No. 1.
5.      Execution in Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the parties. Copies of executed counterparts transmitted by facsimile or other electronic transmission shall be considered original executed counterparts for the purposes of this Amendment No. 1, provided that receipt of copies of such counterparts is confirmed. Originals of any counterparts transmitted by facsimile or other electronic transmission shall be promptly provided to the other parties hereto.
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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their authorized representatives on the date set forth above.

“LICENSOR” MUHAMMAD ALI ENTERPRISES LLC
By:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Authorized Officer

“LICENSEE” FX LUXURY REALTY, LLC
By:	FX Real Estate and Entertainment Inc.,
Managing Member

By:	/s/ Paul C. Kanavos
	Name:	Paul C. Kanavos
	Title:	President

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